Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Terran Orbital Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Terran Orbital Corporation and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Irvine, California

March 31, 2022

Terran Orbital Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$27,325	$12,336
Accounts receivable, net of allowance for credit losses of $945 and $635 as of December 31, 2021 and 2020, respectively	3,723	2,526
Contract assets	2,757	1,859
Inventory	7,783	2,819
Prepaid expenses and other current assets	57,639	5,216

Total current assets	99,227	24,756
Property, plant and equipment, net	35,530	19,521
Other assets	639	—

Total assets	$135,396	$44,277

Liabilities, mezzanine equity and shareholders’ deficit:
Current portion of long-term debt	$14	$1,403
Accounts payable	9,366	2,904
Contract liabilities	17,558	18,069
Reserve for anticipated losses on contracts	886	2,220
Accrued expenses and other current liabilities	76,136	2,631

Total current liabilities	103,960	27,227
Long-term debt	115,134	35,629
Warrant liabilities	5,631	—
Other liabilities	2,028	512

Total liabilities	226,753	63,368
Commitments and contingencies (Note 12)
Mezzanine equity:
Redeemable convertible preferred stock - authorized 744,130 shares of $0.0001 par value; issued and outstanding shares of 396,870 as of December 31, 2021 and 2020	8,000	8,000
Shareholders’ deficit:
Common stock - authorized 5,500,000 and 5,000,000 shares of $0.0001 par value; issued and outstanding shares of 2,849,414 and 2,439,634 as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	97,745	7,454
Accumulated deficit	(197,066)	(58,084)
Accumulated other comprehensive loss	(36)	(204)
Non-controlling interest	—	23,743

Total shareholders’ deficit	(99,357)	(27,091)

Total liabilities, mezzanine equity and shareholders’ deficit	$135,396	$44,277

The accompanying notes are an integral part of these consolidated financial statements.

Terran Orbital Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020
Revenue	$40,906	$24,879
Cost of sales	33,912	16,860

Gross profit	6,994	8,019
Selling, general, and administrative expenses	43,703	17,438

Loss from operations	(36,709)	(9,419)
Interest expense, net	7,965	1,216
Loss on extinguishment of debt	96,024	—
Change in fair value of warrant and derivative liabilities	(1,716)	—
Other (income) expense	(38)	4

Loss before income taxes	(138,944)	(10,639)
Provision for (benefit from) income taxes	38	(184)

Net loss	(138,982)	(10,455)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	168	(194)

Total comprehensive loss	$(138,814)	$(10,649)

Weighted-average shares outstanding - basic and diluted	2,780,993	2,403,755
Net loss per share - basic and diluted	$(49.98)	$(4.35)

The accompanying notes are an integral part of these consolidated financial statements.

Terran Orbital Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Deficit

(In thousands, except share amounts)

	Mezzanine Equity Redeemable Convertible Preferred Stock		Shareholders’ Deficit
			Common Stock
	Shares	Amounts	Shares	Amounts	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Shareholders’ Deficit
Balance as of December 31, 2019	396,870	$8,000	2,407,946	$—	$6,111	$(47,629)	$(10)	$9,268	$(32,260)
Net loss	—	—	—	—	—	(10,455)	—	—	(10,455)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(194)	—	(194)
Contributions from non-controlling interest, net of issuance costs	—	—	—	—	—	—	—	14,475	14,475
Share-based compensation	—	—	(6,250)	—	1,230	—	—	—	1,230
Exercise of stock options	—	—	37,938	—	113	—	—	—	113

Balance as of December 31, 2020	396,870	$8,000	2,439,634	$—	$7,454	$(58,084)	$(204)	$23,743	$(27,091)
Net loss	—	—	—	—	—	(138,982)	—	—	(138,982)
Other comprehensive income, net of tax	—	—	—	—	—	—	168	—	168
Issuance of common stock in exchange for non-controlling interest, net of issuance costs	—	—	388,064	—	23,311	—	—	(23,743)	(432)
Issuance of warrants, net of issuance costs	—	—	—	—	66,060	—	—	—	66,060
Share-based compensation	—	—	—	—	678	—	—	—	678
Exercise of stock options	—	—	21,716	—	242	—	—	—	242

Balance as of December 31, 2021	396,870	$8,000	2,849,414	$—	$97,745	$(197,066)	$(36)	$—	$(99,357)

The accompanying notes are an integral part of these consolidated financial statements.

Terran Orbital Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(138,982)	$(10,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,053	2,934
Non-cash interest expense	7,908	1,286
Share-based compensation expense	678	1,194
Provision for losses on receivables and inventory	877	1,690
Loss on extinguishment of debt	96,024	—
Change in fair value of warrant and derivative liabilities	(1,716)	—
Other non-cash, net	(567)	(13)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,687)	(1,980)
Contract assets	(901)	(195)
Inventory	(5,393)	(3,188)
Prepaid expenses and other current assets	596	(4,058)
Accounts payable	2,161	(438)
Contract liabilities	(229)	6,591
Reserve for anticipated losses on contracts	(1,322)	(4,796)
Accrued expenses and other current liabilities	4,634	(123)
Other, net	(21)	77

Net cash used in operating activities	(34,887)	(11,474)

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,352)	(7,325)

Net cash used in investing activities	(16,352)	(7,325)

Cash flows from financing activities:
Proceeds from long-term debt	58,241	2,537
Proceeds from warrants and derivatives	16,759	—
Contributions from non-controlling interest, net of issuance costs	—	14,475
Repayment of long-term debt	(10)	(15)
Payment of issuance costs	(8,880)	(2,009)
Proceeds from exercise of stock options	242	113

Net cash provided by financing activities	66,352	15,101

Effect of exchange rate fluctuations on cash and cash equivalents	(124)	138

Net increase (decrease) in cash and cash equivalents	14,989	(3,560)
Cash and cash equivalents at beginning of period	12,336	15,896

Cash and cash equivalents at end of period	$27,325	$12,336

Supplemental disclosure of cash flow information:
Share-based compensation included in inventory	$—	$36
Non-cash investing and financing activities:
Purchases of property, plant and equipment not yet paid	845	125
Non-cash interest capitalized to property, plant and equipment	1,265	119
Depreciation and amortization capitalized to construction in process	479	—
Issuance costs not yet paid	4,141	—
Non-cash exchange and extinguishment of long-term debt	125,857	—
Issuance of common stock in exchange for non-controlling interest	23,743	—

The accompanying notes are an integral part of these consolidated financial statements.

Terran Orbital Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

Note 1 Organization and Summary of Significant Accounting Policies

Organization and Business

Terran Orbital Corporation and its subsidiaries (the “Company”) is a leading manufacturer of small satellites primarily serving the United States (“U.S.”) aerospace and defense industry. Through its subsidiary Tyvak Nano-Satellite Systems, Inc. (“Tyvak”), the Company provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and in-orbit support to meet the needs of its customers. The Company accesses the international market through both Tyvak and its Torino, Italy based subsidiary, Tyvak International S.R.L. (“Tyvak International”). Through its subsidiary PredaSAR Corporation (“PredaSAR”), the Company is developing what it believes will be the world’s largest, most advanced NextGen Earth observation constellation to provide persistent, real-time Earth imagery.

Tailwind Two Merger

On October 28, 2021, the Company entered into a merger agreement (together with subsequent amendments, the “Merger Agreement”) with Tailwind Two Acquisition Corp. (“Tailwind Two”), a publicly listed special purpose acquisition company. On March 25, 2022, the Company completed the merger with Tailwind Two (the “Tailwind Two Merger”), which resulted in the Company becoming a wholly-owned subsidiary of Tailwind Two. In connection with the Tailwind Two Merger, Tailwind Two was renamed Terran Orbital Corporation (“New Terran Orbital”) and the Company was renamed Terran Orbital Operating Corporation. As a result of the Tailwind Two Merger, all of the Company’s issued and outstanding common stock was converted into shares of New Terran Orbital’s common stock using an exchange ratio of 27.585 shares of New Terran Orbital common stock per each share of the Company’s common stock. In addition, the Company’s convertible preferred stock and certain warrants were exercised and converted into shares of the Company’s common stock immediately prior to the Tailwind Two Merger, and in turn, were converted into shares of New Terran Orbital’s common stock as a result of the Tailwind Two Merger. Further, in connection with the Tailwind Two Merger, the Company’s share-based compensation plan and related share-based compensation awards were cancelled and exchanged or converted, as applicable, with a new share-based compensation plan and related share-based compensation awards of New Terran Orbital.

While the Company became a wholly-owned subsidiary of New Terran Orbital, the Company is deemed to be the acquirer in the Tailwind Two Merger for accounting purposes. Accordingly, the Tailwind Two Merger will be accounted for as a reverse recapitalization, in which case the net assets of Tailwind Two will be stated at historical cost and no goodwill or other intangible assets will be recorded in connection with the Tailwind Two Merger. The treatment of the Tailwind Two Merger as a reverse recapitalization is based upon the pre-merger shareholders of the Company holding the majority of the voting interests of New Terran Orbital, the Company’s existing management team serving as the initial management team of New Terran Orbital, the Company’s appointment of the majority of the initial board of directors of New Terran Orbital, and the Company’s operations comprising the ongoing operations of New Terran Orbital.

In connection with the Tailwind Two Merger, approximately $29 million of cash and marketable securities held in trust, net of redemptions by Tailwind Two’s public shareholders, became available for use by New Terran Orbital as well as approximately $51 million of cash that was raised by Tailwind Two through a contemporaneous sale of common stock in connection with the closing of a PIPE investment (the “PIPE Investment”). In addition, the Company received additional proceeds from the issuance of debt contemporaneously with the Tailwind Two Merger. The cash available for use by New Terran Orbital will be used for general corporate purposes as well as to pay for transaction costs incurred by both the Company and Tailwind Two, deferred underwriting fees related to Tailwind Two’s initial public offering, portions of the Company’s outstanding debt and other costs directly or indirectly attributable to the Tailwind Two Merger.

Further information regarding the Tailwind Two Merger is included in the respective notes that follow.

Basis of Presentation and Significant Accounting Policies

The preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) requires the Company to select accounting policies and make estimates that affect amounts reported in the consolidated financial statements and the accompanying notes. The Company’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions.

The consolidated financial statements include the accounts of Terran Orbital Corporation and its subsidiaries, and have been prepared in U.S. dollars in accordance with GAAP. All intercompany transactions have been eliminated.

Information on accounting policies and methods related to revenue and receivables, inventory, property, plant and equipment, debt, warrants and derivatives, fair value of financial instruments, mezzanine equity and shareholders’ deficit, share-based compensation, net loss per share, income taxes, commitments and contingencies, and segment information is included in the respective notes that follow. Below is a discussion of accounting policies and methods used in the consolidated financial statements that are not presented in other notes.

COVID-19 Pandemic

During March 2020, the World Health Organization declared the outbreak of a novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has become increasingly widespread across the globe. The COVID-19 Pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets.

The COVID-19 Pandemic has contributed to a worldwide shortage of electronic components which has resulted in longer than historically experienced lead times for such electronic components. The reduced availability to receive electronic components used in the Company’s operations has negatively affected its timing and ability to deliver products and services to customers as well as increased its costs during 2021 and 2020. The Company considered the emergence and pervasive economic impact of the COVID-19 Pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting estimates as of and for the years ended December 31, 2021 and 2020. Due to the evolving and uncertain nature of the COVID-19 Pandemic, it is possible that the effects of the COVID-19 Pandemic could materially impact the Company’s estimates and consolidated financial statements in future reporting periods.

Foreign Currency Translation and Transaction Gains and Losses

The Company’s reporting currency is the U.S. dollar. The financial statements of the Company’s foreign subsidiary are translated from its functional currency, which is the Euro, into U.S. dollars using the foreign exchange rates applicable to the dates of the financial statements. Assets and liabilities are translated using the end-of-period spot foreign exchange rate. Revenue, expenses and cash flows are translated at the average foreign exchange rate for each period. Equity accounts are translated at historical foreign exchange rates. The effects of these foreign currency translation adjustments are reported as a component of accumulated other comprehensive income (loss) (“AOCI”) in the consolidated balance sheets.

For any transaction that is denominated in a currency different from the entity’s functional currency, a gain or loss is recognized in other (income) expense in the consolidated statements of operations and comprehensive loss based on the difference between the foreign exchange rate at the transaction date and the foreign exchange rate at the transaction settlement date or end-of-period rate, if unsettled.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less from the time of purchase.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of the periods presented:

	December 31,
(in thousands)	2021	2020
Deferred debt commitment costs	$46,632	$—
Deferred equity issuance costs	6,085	—
Deferred cost of sales	2,950	3,573
Other current assets	1,972	1,643

Prepaid expenses and other current assets	$57,639	$5,216

Deferred debt commitment costs relate to warrants and other consideration transferred associated with a financing arrangement entered into in anticipation of the Tailwind Two Merger. The deferred debt commitment costs will be reclassified to discount on debt in connection with the issuance of the associated debt in March 2022. Refer to Note 5 “Debt” and Note 6 “Warrants and Derivatives” for further discussion.

Deferred equity issuance costs relate to direct and incremental legal, accounting, and other transaction costs incurred in connection with the Tailwind Two Merger. Upon closing of the Tailwind Two Merger, the deferred equity issuance costs will be reclassified as a reduction to additional paid-in capital. Payments associated with deferred equity issuance costs are reflected in payment of issuance costs in the consolidated statements of cash flows.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of the periods presented:

	December 31,
(in thousands)	2021	2020
Current warrant and derivative liabilities(1)	$68,518	$—
Payroll-related accruals	5,771	1,834
Other current liabilities	1,847	797

Accrued expenses and other current liabilities	$76,136	$2,631

(1)	Refer to Note 6 “Warrants and Derivatives” for further discussion.

Research and Development

Research and development includes materials, labor, and overhead allocations attributable to the development of new products and solutions and significant improvements to existing products and solutions. Research and development costs are expensed as incurred and recognized in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss. Research and development expense was $1.9 million and $1.3 million during 2021 and 2020, respectively.

Retirement Plans

The Company maintains a qualified defined contribution plan for U.S. employees in the form of a 401(k) plan. Employee participants are permitted to make contributions on a before-tax basis. The Company did not make any matching contributions during 2021 or 2020.

The Company maintains a defined contribution plan for Tyvak International employees. The Company’s contributions to the plan were not material during 2021 and 2020.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The majority of the Company’s cash and cash equivalents are held at major financial institutions. Certain account balances exceed the Federal Deposit Insurance Corporation insurance limits of $250,000 per account. As a result, there is a concentration of credit risk related to amounts in excess of the insurance limits. The Company regularly monitors the financial stability of these financial institutions and believes that there is no exposure to any significant credit risk in cash and cash equivalents.

Concentrations of credit risk with respect to accounts receivable are limited because the Company performs credit evaluations, sets credit limits, and monitors the payment patterns of its customers.

The table below presents individual customers who accounted for more than 10% of the Company’s revenue for the periods presented:

	Year Ended December 31,
	2021	2020
Customer A	50%	22%
Customer B	6%	13%

Total	56%	35%

The table below presents individual customers who accounted for more than 10% of the Company’s accounts receivable, net of allowance for credit losses, as of the periods presented:

	December 31,
	2021	2020
Customer A	32%	9%
Customer B	19%	37%
Customer C	14%	15%
Customer D	13%	3%
Customer E	10%	9%

Total	88%	73%

Recently Adopted Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, provides guidance to ease the potential burden of accounting for convertible instruments, derivatives related to an entity’s own equity, and the related earnings per share considerations. The Company early adopted this guidance on January 1, 2021. The impact of adoption was not material.

ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, aligns the requirements for capitalizing implementation costs incurred in cloud computing arrangements that are classified as a service contracts with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted the guidance as of January 1, 2021 on a prospective basis, which will result in capitalized implementation costs being classified in the same line item as the fees associated with the cloud computing service agreement in the consolidated balance sheets, statements of operations and comprehensive loss, and statements of cash flows. The impact of adoption was not material.

Recently Issued Accounting Pronouncements

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instrument, and related amendments, introduces new guidance which makes substantive changes to the accounting for credit losses. This guidance introduces the current expected credit losses model (“CECL”) which applies to financial assets subject to credit losses and measured at amortized cost, as well as certain off-balance sheet credit exposures.

The CECL model requires an entity to estimate credit losses expected over the life of an exposure, considering information about historical events, current conditions, and reasonable and supportable forecasts and is generally expected to result in earlier recognition of credit losses. The Company plans to adopt this guidance on January 1, 2022 with the cumulative effect of adoption as an adjustment to accumulated deficit, if any. The impact of adoption is not anticipated to be material.

Lease Accounting

ASU 2016-02, Leases (Topic 842), and related amendments, requires lessees to recognize a right-of-use asset and lease liability for substantially all leases and to disclose key information about leasing arrangements. The guidance is effective for the Company on January 1, 2022.

The guidance is to be adopted using a modified retrospective approach or an optional transition method. The Company has elected to adopt the guidance using the optional transition method, which allows the Company to apply the guidance at the adoption date and recognize a cumulative effect adjustment to the opening balance of accumulated deficit, if any, in the period of adoption with no restatement of comparative periods. As part of the adoption, the Company has elected to apply the package of transitional practical expedients under which the Company will not reassess prior conclusions about lease identification, lease classification, and initial direct costs of existing leases as of the date of adoption. Additionally, the Company has elected the practical expedients to not separate non-lease components from lease components. The Company did not elect to apply the practical expedient related to short-term lease recognition exemption.

The Company has performed an impact analysis of the guidance and is in the final phase of implementing the guidance, which includes analyzing the impact of the guidance on existing lease contracts, reviewing the completeness of the existing lease portfolio, comparing accounting policies under current accounting guidance to the new accounting guidance, and implementing a new lease accounting system. Upon transition to the guidance as of the date of adoption, the Company expects to recognize approximately $7 million to $9 million of operating lease liabilities on the consolidated balance sheets, with a corresponding amount of right-of-use assets, net of amounts reclassified from other assets and liabilities, as specified by the guidance. Further, the Company does not expect that the adoption of the guidance will have a material effect on the consolidated statements of operations and comprehensive loss and the statements of cash flows.

Note 2 Revenue and Receivables

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method on January 1, 2020. The adoption of ASC 606 did not result in an adjustment to accumulated deficit.

Under ASC 606, the Company applies the following five steps in order to recognize revenue from contracts with customers: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

At contract inception, the Company assesses whether the goods or services promised within the contract represent a performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative basis using the best estimate of the stand-alone selling price of each performance obligation, which is estimated using the expected-cost-plus-margin approach. Generally, the Company’s contracts with customers are structured such that the customer has the option to purchase additional goods or services. Customer options to purchase additional goods or services do not represent a separate performance obligation as the prices for such options reflect the stand-alone selling prices for the additional goods or services. The majority of the Company’s contracts with customers have a single performance obligation.

The Company recognizes the transaction price allocated to the respective performance obligation as revenue as the performance obligation is satisfied. The majority of the Company’s contracts with customers relate to the creation of specialized assets that do not have alternative use and entitle the Company to an enforceable right to payment for performance completed to date. Accordingly, the Company generally measures progress towards the satisfaction of a performance obligation over time using the cost-to-cost input method.

Payments for costs not yet incurred or for costs incurred in anticipation of providing a good or service under a contract with a customer in the future are included in prepaid expenses and other current assets on the consolidated balance sheets.

Estimate-at-Completion (“EAC”)

As the majority of the Company’s revenue is recognized over time using the cost-to-cost input method, the recognition of revenue and the estimate of cost-at-completion is complex, subject to many variables and requires significant judgment.

EAC represents the total estimated cost-at-completion and is comprised of direct material, direct labor and manufacturing overhead applicable to a performance obligation. There is a company-wide standard and periodic EAC process in which the Company reviews the progress and execution of outstanding performance obligations. As part of this process, the Company reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include the Company’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. The Company must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables.

Based on the results of the periodic EAC process, any adjustments to revenue, cost of sales, and the related impact to gross profit are recognized on a cumulative catch-up basis in the period they become known. These adjustments may result from positive program performance, and may result in an increase in gross profit during the performance of individual performance obligations, if it is determined the Company will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in gross profit if it is determined the Company will not be successful in mitigating these risks or realizing related opportunities. A significant change in one or more of these estimates could affect the profitability of one or more of the Company’s performance obligations.

Contract modifications often relate to changes in contract specifications and requirements. Contract modifications are considered to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue either as an increase in or a reduction of revenue on a cumulative catch-up basis.

Some of the Company’s long-term contracts contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. Variable consideration is estimated at the most likely amount to which the Company is expected to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current, and forecasted) that is reasonably available. The unfunded portion of enforceable contracts are accounted for as variable consideration.

Disaggregation of Revenue

Below is a summary of the Company’s accounting for the types of revenue under ASC 606:

•

Mission Support: Mission support services primarily relate to the integrated design, manufacture and final assembly of satellites for government and commercial entities. Revenue associated with mission support services is recognized over time using the cost-to-cost input method. Mission support services are generally either firm-fixed price or cost-plus fee arrangements.

•

Launch Support: Launch support services relates to the design and manufacture of deployment systems in order to launch satellites for government and commercial customers. In addition, the Company will assist in the launch of a satellite into space by coordinating and securing launch opportunities with launch providers on behalf of a customer. Revenue associated with launch support services is recognized over time using the cost-to-cost input method. In certain instances, revenue associated with ensuring a successful launch of the satellite into space is recognized at a point in time when certain contractual milestones are achieved and invoiced. Launch support services are generally firm-fixed price arrangements.

•

Operations: Operations relates to the monitoring or operation of satellites in orbit on behalf of a customer. Revenue associated with operations is recognized monthly at a fixed contractual rate. Accordingly, the revenue is recognized in proportion to the amount it has the right to invoice for services performed.

•

Studies, Design and Other: Studies, design and other services primarily relate to special consulting studies and other design projects for government and commercial entities. Revenue associated with studies, design and other services is primarily recognized over time using the cost-to-cost input method. Studies, design, and other are generally either firm-fixed price or cost-plus fee arrangements.

The following tables presents the Company’s disaggregated revenue by offering and customer type for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
Mission support	$37,109	$19,362
Launch support	1,144	1,304
Operations	2,039	2,558
Studies, design and other	614	1,655

Revenue	$40,906	$24,879

	Years Ended December 31,
(in thousands)	2021	2020
U.S Government contracts
Fixed price	$17,036	$8,871
Cost-plus fee	4,912	3,053

	21,948	11,924

Foreign government contracts
Fixed price	4,623	884
Commercial contracts
Fixed price, U.S.	9,005	5,602
Fixed price, International	5,210	6,414
Cost-plus fee	120	55

	14,335	12,071

Revenue	$40,906	$24,879

For U.S. Government contracts, the Company follows U.S. Government procurement and accounting standards in assessing the allowability and the allocability of costs to contracts. Due to the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if different assumptions were used or if the underlying circumstances were to change. The Company monitors the consistent application of its critical accounting policies and compliance with contract accounting. Business operations personnel conduct periodic contract status and performance reviews. When adjustments in estimated contract revenues or costs are determined, any material changes from prior estimates are included in earnings in the current period. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by Company personnel who are independent from the business operations personnel performing work under the contract. Costs incurred and allocated to contracts with the U.S. Government are subject to audit by the Defense Contract Audit Agency for compliance with regulatory standards.

Remaining Performance Obligations

Revenue from remaining performance obligations is calculated as the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period on executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts. Remaining performance obligations exclude contracts in which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed and does not include unexercised contract options and potential orders under indefinite delivery/indefinite quantity contracts.

As of December 31, 2021, the Company had approximately $73.9 million of remaining performance obligations, of which the Company expects to recognize $67.1 million during 2022, $6.1 million during 2023, $500 thousand during 2024, and $200 thousand thereafter.

Contract Assets and Contract Liabilities

For each of the Company’s contracts with customers, the timing of revenue recognition, customer billings, and cash collections results in a net contract asset or liability at the end of each reporting period.

Fixed-price contracts are typically billed to the customer either using progress payments, whereby amounts are billed monthly as costs are incurred or work is completed, or performance-based payments, which are based upon the achievement of specific, measurable events or accomplishments defined and valued at contract inception. Cost-type contracts are typically billed to the customer on a monthly or semi-monthly basis.

Contract assets

Contract assets relate to instances in which revenue recognized exceeds amounts billed to customers. Contract assets are reclassified to accounts receivable when the Company has an unconditional right to the consideration and bills the customer. Contract assets are classified as current and non-current based on the estimated timing in which the Company will bill the customer. Contract assets are not considered to include a significant financing component as the payment terms are intended to protect the customer in the event the Company does not perform on its obligations under the contract.

As of December 31, 2021 and 2020, all contract assets were classified as current assets.

There were no material impairments of contract assets during 2021 or 2020.

Contract liabilities

Contract liabilities relate to advance payments and billings in excess of revenue recognized. Contract liabilities are recognized into revenue as the Company satisfies the underlying performance obligations. Contract liabilities are classified as current and non-current based on the estimating timing in which the Company will satisfy the underlying performance obligations. Contract liabilities are not considered to include a significant financing component as they are generally utilized to procure materials needed to satisfy a performance obligation or are used to ensure the customer meets contractual requirements.

As of December 31, 2021 and 2020, all contract liabilities were classified as current liabilities.

During 2021 and 2020, the Company recognized revenue of $17.2 million and $9.3 million, respectively, that was previously included in the beginning balance of contract liabilities.

Accounts Receivable

Accounts receivable represent unconditional rights to consideration due from customers in the ordinary course of business and are generally due in one year or less. Accounts receivable are recorded at amortized cost less an allowance for credit losses, which is based on the Company’s assessment of the collectability of its accounts receivable. The Company reviews the adequacy of the allowance for credit losses by considering the age of each outstanding invoice and the collection history of each customer. Accounts receivable that are deemed uncollectible are charged against the allowance for credit losses when identified.

Receivables from products and services ultimately provided to the U.S. Government included in accounts receivable was $2.1 million and $1.6 million as of December 31, 2021 and 2020, respectively.

The following table presents changes in the allowance for credit losses for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
Beginning balance	$(635)	$(116)
Provision for credit losses	(407)	(794)
Write-offs	97	275

Ending balance	$(945)	$(635)

Reserve for Anticipated Losses on Contracts

When the estimated cost-at-completion exceeds the estimated revenue to be earned for a performance obligation, the Company records a reserve for the anticipated losses in the period the loss is determined. The reserve for anticipated losses on contracts is presented as a current liability in the consolidated balance sheets and as a component of cost of sales in the consolidated statements of operations and comprehensive loss in accordance with ASC 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts.

The Company recognized a reduction in cost of sales to offset the previously recognized anticipated losses on contracts of $1.3 million and $4.8 million during 2021 and 2020, respectively.

Note 3 Inventory

Inventory consists of parts and sub-assemblies that are ultimately consumed in the manufacturing and final assembly of satellites. When an item in inventory has been identified and incorporated into a specific satellite, the cost of the sub-assembly is charged to cost of goods sold in the consolidated statements of operations and comprehensive loss. Inventory is measured at the lower of cost or net realizable value. The cost of inventory includes direct material, direct labor and manufacturing overhead and is determined on a first-in-first-out basis. Inventory is presented net of an allowance for losses associated with excess and obsolete items, which is estimated based on the Company’s current knowledge with respect to inventory levels, planned production and customer demand.

The components of inventory as of the periods presented were as follows:

	December 31,
(in thousands)	2021	2020
Raw materials	$4,782	$681
Work in process	3,001	2,138

Total inventory	$7,783	$2,819

Note 4 Property, Plant and Equipment, net

Property, plant and equipment, net is stated at historical cost less accumulated depreciation. Cost for company-owned satellite assets includes amounts related to design, construction, launch and commission. Cost for ground stations includes amounts related to construction and testing. Interest is capitalized on certain qualifying assets that take a substantial period of time to develop for their intended use. Depreciation expense is calculated using the sum-of-the-years’ digits or straight-line method over the estimated useful lives of the related assets as follows:

Machinery and equipment	5-7 years
Satellites	3-5 years
Ground station equipment	5-7 years
Office equipment and furniture	5-7 years
Computer equipment and software	3-5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term

The determination of the estimated useful life of satellites involves an analysis that considers design life, random part failure probabilities, expected component degradation and cycle life, predicted fuel consumption and experience with satellite parts, vendors and similar assets.

Depreciation expense was $3.1 million and $2.9 million during 2021 and 2020, respectively. Repairs and maintenance expenditures are expensed when incurred.

The gross carrying amount, accumulated depreciation and net carrying amount of property, plant and equipment, net as of the periods presented were as follows:

	December 31,
(in thousands)	2021	2020
Machinery and equipment	$7,607	$5,742
Satellites	2,209	—
Ground station equipment	1,944	1,331
Office equipment and furniture	2,239	2,106
Computer equipment and software	142	149
Leasehold improvements	8,533	7,391
Construction in process	23,647	10,039

Property, plant and equipment, gross	46,321	26,758
Accumulated depreciation	(10,791)	(7,237)

Property, plant and equipment, net	$35,530	$19,521

Construction in process included company-owned satellites, ground station equipment and machinery not yet placed into service.

The Company reviews property, plant and equipment, net for impairment whenever events or changes in business circumstances indicate that the net carrying amount of an asset or asset group may not be fully recoverable. The Company groups assets at the lowest level for which cash flows are separately identified. Recoverability is measured by a comparison of the net carrying amount of the asset group to its expected future undiscounted cash flows. If the expected future undiscounted cash flows of the asset group are less than its net carrying amount, an impairment loss is recognized based on the amount by which the net carrying amount exceeds the fair value less costs to sell. The calculation of the fair value less costs to sell of an asset group is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

There were no impairments of property, plant and equipment during 2021 and 2020.

Note 5 Debt

Long-term debt as of the presented periods was comprised of the following:

(in thousands)					December 31,
Description	Issued	Maturity	Interest Rate	Interest Payable	2021	2020
Pre-Combination Notes	November 2021	November 2026	9.25%	Quarterly	30,289	—
Senior Secured Notes due 2026	March 2021	April 2026	11.00%	Quarterly	94,686	—
Convertible Notes due 2028	July and August 2018	July 2028	3.05%	6/30 and 12/31	—	36,654
PPP Loan	May 2020	May 2022	1.00%	Monthly	—	2,537
Finance leases	N/A	N/A	N/A	N/A	53	49
Unamortized deferred issuance costs					(761)	(2,208)
Unamortized discount on debt					(9,119)	—

Total debt					115,148	37,032

Current portion of long-term debt					14	1,403

Long-term debt					$115,134	$35,629

N/A - Not meaningful

Francisco Partners Facility

On November 24, 2021 (the “FP NPA Closing Date”), the Company entered into a note purchase agreement (the “FP Note Purchase Agreement”) for the issuance and sale of senior secured notes in an aggregate principal amount of up to $150 million due on November 24, 2026 (the “Francisco Partners Facility”) with certain managed funds or investment vehicles of Francisco Partners. The Francisco Partners Facility originally consisted of (i) $30 million of senior secured notes, which were drawn on the FP NPA Closing Date (the “Pre-Combination Notes”), (ii) $20 million of senior secured notes drawable at the closing of the Tailwind Two Merger (the “Delayed Draw Notes”), and (iii) up to an additional $100 million of senior secured notes drawable at the closing of the Tailwind Two Merger (the “Conditional Notes”). Deferred debt commitment costs related to the Francisco Partners Facility totaled $62.4 million and related to an original issue discount of $5 million, third-party legal fees of $864 thousand, warrants and contingently issuable warrants and equity. Deferred debt commitment costs are reclassified to discount on debt and deferred issuance costs, as it relates to third-party legal fees, at the time the underlying debt is issued. Refer to Note 6 “Warrants and Derivatives” for further discussion regarding warrants and contingently issuable warrants and equity recognized in connection with the FP Note Purchase Agreement.

The Pre-Combination Notes were issued net of a $5 million original issue discount and resulted in proceeds received of $25 million, of which $10.8 million was allocated to proceeds from debt and $14.2 million was allocated to proceeds from warrants and derivatives in the consolidated statements of cash flows. The Company reclassified deferred debt commitment costs of $15.5 million to discount on debt and $218 thousand to deferred issuance costs related to the issuance of the Pre-Combination Notes.

On March 9, 2022, the Company amended the FP Note Purchase Agreement to, among other things, (i) increase the principal amount of senior secured notes that may be issued under the Francisco Partners Facility to up to $154 million, (ii) increase the Delayed Draw Notes to $24 million of senior secured notes, and (iii) accelerate the funding of the Delayed Draw Notes. The Delayed Draw Notes were issued net of a $4 million original issue discount and resulted in proceeds received of $20 million.

On March 25, 2022, the Company further amended the FP Note Purchase Agreement to, among other things, (i) decrease the principal amount of senior secured notes that may be issued under the Francisco Partners Facility to up to $119 million, (ii) amend certain existing covenants, as described below, (iii) add an additional covenant, as described below, (iv) revise the maturity date to April 1, 2026, and (v) change the timing of quarterly interest payments, as described below.

Upon closing of the Tailwind Two Merger, Conditional Notes of $65 million were issued net of a $5 million original issue discount and resulted in proceeds received of $60 million.

Senior secured notes issued pursuant to the Francisco Partners Facility bear interest at a rate of 9.25% per annum, which is due and payable in arrears on the last business day of each calendar quarter, commencing with the calendar quarter ending December 31, 2021. The Francisco Partners Facility included certain escalations in interest rate in the event of delay or termination of the Tailwind Two Merger that were not triggered. In addition, a one-time interest payment is due upon the earlier to occur of the 1-year anniversary of the FP NPA Closing Date or the closing date of the Tailwind Two Merger. However, in lieu of payment in cash of all or any portion of the interest amount due on or prior to the earlier to occur of the 1-year anniversary of the FP NPA Closing Date or the closing date of the Tailwind Two Merger, such unpaid interest amount will be added to the principal balance of the senior secured notes on such interest payment date. As of December 31, 2021, approximately $289 thousand of contractual interest was included in the outstanding principal balance of the Pre-Combination Notes.

As part of the amendment on March 25, 2022, interest is due and payable in arrears on May 15th, August 15th, November 15th and February 15th of each calendar year, with the first such interest payment required to be made on May 15, 2022.

The Francisco Partners Facility requires the Company to make certain mandatory prepayments with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property and any extraordinary receipts, subject to the ability to reinvest such proceeds and certain other exceptions and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted by the FP Note Purchase Agreement. The Company may prepay senior secured notes issued pursuant to the Francisco Partners Facility at any time subject to payment of customary breakage costs and a customary make-whole premium for any voluntary prepayment made prior to the first anniversary of the FP NPA Closing Date (the “Callable Date”), followed by a call premium of (i) 3.0% on or prior to the first anniversary of the Callable Date, (ii) 2.00% after the first anniversary of the Callable Date but on or prior to the second anniversary of the Callable Date, and (iii) at par thereafter. The Francisco Partners Facility included certain customary make-whole premiums for any voluntary prepayments in the event of delay or termination of the Tailwind Two Merger that were not triggered.

The Francisco Partners Facility contains certain customary affirmative covenants, negative covenants and events of default. In addition, commencing with the first fiscal quarter ending after the closing of the Tailwind Two Merger, the Francisco Partners Facility will have a liquidity maintenance financial covenant that, subject to certain conditions, requires that as of the last day of each fiscal quarter, the Company and New Terran Orbital have an aggregate amount of unrestricted cash and cash equivalents of at least the greater of (a) $20 million and (b) an amount equal to 15% of the total funded indebtedness of the Company and New Terran Orbital.

As part of the amendment on March 25, 2022, the liquidity maintenance financial covenant was modified to (i) $20 million in the case of the fiscal quarters ending March 31, 2022, June 30, 2022 and September 30, 2022, (ii) $10 million in the case of the fiscal quarter ending December 31, 2022 and (iii) thereafter, $20.0 million plus 15% of the debt incurred after closing of the Tailwind Two Merger. In addition, a new covenant was added requiring New Terran, the Company and its subsidiaries to at least break even on an EBITDA basis (as defined in the FP Note Purchase Agreement) by December 31, 2023, subject to certain extensions.

The obligations under the Francisco Partners Facility are guaranteed by the Company’s wholly-owned U.S. subsidiaries, subject to certain exceptions.

Senior Secured Notes due 2026

On March 8, 2021, the Company issued $87 million aggregate principal amount of senior secured notes due April 1, 2026 (the “Senior Secured Notes due 2026”) which resulted in gross proceeds of $50 million from Lockheed Martin Corporation (“Lockheed Martin”) and the exchange and extinguishment of $37 million then outstanding Convertible Notes due 2028 (as defined below). The Company allocated $47.5 million of the proceeds received to the Senior Secured Notes due 2026 and the remainder of the proceeds were allocated to warrants issued upon funding of the Senior Secured Notes due 2026 in the consolidated statements of cash flows. The Company allocated $2.8 million of deferred issuance costs to the Senior Secured Notes due 2026. Refer to Note 6 “Warrants and Derivatives” for further discussion regarding warrants issued in connection with the issuance of the Senior Secured Notes due 2026.

In connection to the Merger Agreement and the FP Note Purchase Agreement, the Senior Secured Notes due 2026 note purchase agreement was amended in November 2021 to provide consent to the Company incurring obligations related to the Pre-Combination Notes under the FP Note Purchase Agreement as well as aligning cash interest payments prior to March 8, 2024 with the terms of cash interest payments under the FP Note Purchase Agreement. In addition, Lockheed Martin and Beach Point Capital (“Beach Point”) each agreed to, at their option, (a) exchange up to $25 million (in the case of Lockheed Martin) and $25 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts of aggregate principal amount of Senior Secured Notes due 2026 under its existing note purchase agreement (in either case, the “Rollover Debt”). The Rollover Debt will have substantially similar terms as the terms of the Francisco Partners Facility, except that the Rollover Debt will not have call protection, will be issued without original issue discount, and will be available at the closing of the Tailwind Two Merger.

The Company issued warrants and contingently issuable warrants and equity to each of Lockheed Martin and Beach Point in connection with the amendment to the Senior Secured Notes due 2026 which resulted in the extinguishment and re-issuance of the Senior Secured Notes due 2026 for each of Lockheed Martin and Beach Point for accounting purposes. The loss on extinguishment of debt totaled $28 million and included the recognition of warrants and contingently issuable warrants and equity at fair value, the fair value adjustment related to the re-issuance of the Senior Secured Notes due 2026, the write-off of unamortized discount on debt and deferred issuance costs on the extinguished Senior Secured Notes due 2026, and certain third-party financing expenses. The re-issued Senior Secured Notes were recognized at fair value with a $6.6 million premium less $420 thousand of deferred issuance costs. Refer to Note 6 “Warrants and Derivatives” for further discussion regarding warrants and contingently issuable warrants and equity.

On March 25, 2022, the Senior Secured Notes due 2026 note purchase agreement was amended to, among other things, (i) set the Rollover Debt for Lockheed Martin to $25 million, (ii) increase and set the Rollover Debt for Beach Point to $31.3 million, (iii) set the terms of the Rollover Debt to have substantially similar terms as the terms in the Francisco Partners Facility, excluding call protection and Rollover Debt for Beach Point bearing interest at 11.25% (9.25% of which is payable in cash and 2.0% of which is payable in kind), and (iv) cause the Rollover Debt for Beach Point to be subordinate to the Francisco Partners Facility.

Upon closing of the Tailwind Two Merger, approximately $56.3 million of the Senior Secured Notes due 2026 remained outstanding as Rollover Debt while the remainder was repaid in connection with the Tailwind Two Merger.

Prior to the March 25, 2022 amendment, the Senior Secured Notes due 2026 bore interest at the rate of 11% per annum. The Senior Secured Notes due 2026 included certain escalations in interest rate that were not triggered as a result of the Tailwind Two Merger. Interest was payable on the Senior Secured Notes due 2026 beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. Prior to March 8, 2024, the Company has the option to pay the interest on the Senior Secured Notes due 2026 in-kind in lieu of cash, limited by the alignment of cash interest payments with the terms of cash interest payments under the FP Note Purchase Agreement. As of December 31, 2021, approximately $7.8 million of contractual interest coupon was accrued and included in the outstanding principal balance of the Senior Secured Notes due 2026.

The Company, at its option, may prepay the Senior Secured Notes due 2026 at any time at 100% of the principal amount, plus accrued and unpaid interest. The Senior Secured Notes due 2026 are subject to mandatory prepayment by the Company upon (i) the occurrence of a qualified public offering of its stock or a business combination with a special purpose acquisition company, except as otherwise agreed to, and (ii) for so long as Lockheed Martin or any of its affiliates holds any portion of the Senior Secured Notes due 2026, in the event of a termination (other than by the Company due to an uncured breach by Lockheed Martin) of a strategic cooperation agreement between the Company and Lockheed Martin (the “Strategic Cooperation Agreement”) or a material breach by the Company of the Strategic Cooperation Agreement, subject to a 90 days grace period after the Company knows of such breach or receives written notice of such breach from Lockheed Martin.

The Senior Secured Notes due 2026 do not have financial maintenance covenants and, unless an event of default has occurred and is continuing, there is no requirement to make any cash interest, amortization or maturity payments on or before March 8, 2024, except for the alignment of cash interest payments with the terms of cash interest payments under the FP Note Purchase Agreement.

Convertible Notes due 2028

In 2018, the Company issued in a private offering an aggregate principal amount of $34 million of 3.05% Convertible Promissory Notes with a maturity date of July 23, 2028 (the “Convertible Notes due 2028”) pursuant to a convertible note purchase agreement, dated as of July 23, 2018, between the Company and three purchaser parties thereto (the “Convertible Note Purchase Agreement”), of which $33 million principal amount was issued on July 23, 2018 and $1 million principal amount was issued on August 2, 2018. The Company issued $31 million aggregate principal amount of Convertible Notes due 2028 for a cash purchase price of 100% and issued $3 million aggregate principal amount of Convertible Notes due 2028 in exchange for a previously issued and outstanding convertible security held by one of the purchasers.

During March 2021, the Convertible Notes due 2028 were extinguished as part of the issuance of the Senior Secured Notes due 2026. The loss on extinguishment of debt totaled $70.6 million and included the recognition of warrants issued at fair value, the fair value adjustment related to the issuance of the Senior Secured Notes due 2026, the write-off of unamortized deferred issuance costs on the extinguished Convertible Notes due 2028, and certain third-party financing expenses. Refer to Note 6 “Warrants and Derivatives” for further discussion regarding warrants issued in connection with the extinguishment of the Convertible Notes due 2028.

Prior to extinguishment, the Company could, at its option, elect, in lieu of paying interest in cash, to pay interest in-kind, which would increase the principal amount of the Convertible Notes due 2028. Contractual interest coupon that was included in the outstanding principal balance of the Convertible Notes due 2028 was $2.8 million and $2.6 million as of the date of extinguishment and December 31, 2020, respectively.

Prior to extinguishment, the Convertible Notes due 2028 were convertible into shares of the Company’s common stock at the holder’s election or could be prepaid in cash under certain circumstances at the election of the Company. The original conversion price per share was $38.85 for $31 million of original principal amount of the Convertible Notes due 2028 and $31.08 per share for $3 million of original principal amount of the Convertible Notes due 2028. The conversion price increased semi-annually by 1.05% per annum. The Company was not required to make any principal payments until maturity if the holder did not exercise its right to conversion. As part of the extinguishment of the Convertible Notes due 2028, the conversion feature was detached and issued as separate freestanding warrants. Refer to Note 6 “Warrants and Derivatives” for further discussion.

The Convertible Notes due 2028 were unsecured obligations. The Convertible Note Purchase Agreement contained customary restrictive covenants, including restrictions on incurrence of debt and that the Company adheres to a number of reporting requirements.

PPP Loan

During May 2020, the Company received $2.5 million related to the origination of a loan pursuant to the U.S. Small Business Administration (“SBA”) Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) (the “PPP Loan”). In June 2020, the terms of the PPP Loan were amended with the passing of the Paycheck Protection Program Flexibility Act (“PPPFA”). For any amounts that were unforgiven, the terms of the loan called for an interest rate of 1% and a maturity date of two years.

During October 2020, the Company filed for forgiveness of the PPP Loan as 100% of the proceeds were utilized for qualified payroll and payroll related costs in accordance with the applicable provisions governing the PPP Loan. During June 2021, the SBA paid the lender the full amount of principal and interest on the PPP Loan. The Company recorded a gain on extinguishment of the PPP Loan of approximately $2.6 million in June 2021.

There were no contractual principal or interest payments made by the Company prior to the forgiveness of the PPP Loan.

Tyvak International Line of Credit

On October 7, 2020, Tyvak International entered into a working capital line of credit with a maximum capacity of €300 thousand (the “Tyvak International Line of Credit”). The Company closed the Tyvak International Line of Credit in November 2021. There were no amounts outstanding under the Tyvak International Line of Credit as of December 31, 2020.

Other

As of December 31, 2021, the aggregate principal amount of outstanding debt has a contractual maturity during 2026.

Interest on the Company’s long-term debt was $8.7 million and $1.1 million during 2021 and 2020, respectively, of which $1.3 million and $119 thousand was capitalized to construction in process during 2021 and 2020, respectively. In addition, interest expense included $236 thousand and $294 thousand related to the amortization of deferred issuance costs during 2021 and 2020, respectively, as well as $299 thousand related to the amortization of discount on debt during 2021. There was no amortization of discount on debt during 2020.

Note 6 Warrants and Derivatives

The Company’s warrants and derivatives consist of freestanding financial instruments issued in connection with the Company’s debt and equity financing transactions. The Company does not have any derivatives designated as hedging instruments.

For each freestanding financial instrument, the Company evaluates whether it represents a liability-classified financial instrument within the scope of ASC 480 Distinguishing Liabilities (“ASC 480”), or either a liability-classified or equity-classified financial instrument within the scope of ASC 815 Derivatives and Hedging (“ASC 815”).

Warrants and derivatives classified as liabilities are recognized at fair value in the consolidated balance sheets and are remeasured at fair value as of each reporting period with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. Warrants and derivatives classified as equity are recognized at fair value in additional paid-in capital in the consolidated balance sheets and are not subsequently remeasured.

Liability-classified Warrants and Derivatives

The fair values of liability-classified warrants and derivatives recorded in warrant liabilities on the consolidated balance sheets as of December 31, 2021 were as follows:

(in thousands, except share amounts)	Number of Issuable Shares	Issuance	Maturity	Fair Value
Inducement Warrants	17,230	March 2021	March 2041	$5,631

Warrant liabilities				$5,631

The fair values of liability-classified warrants and derivatives recorded in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2021 were as follows:

(in thousands)	Fair Value
FP Pre-Combination Warrants	$2,546
Pre-Combination Warrants	849
FP Combination Warrants	27,682
Combination Warrants	7,602
FP Combination Equity	24,110
Combination Equity	5,729

Current warrant and derivative liabilities	$68,518

The changes in fair value of liability-classified warrants and derivatives during 2021 were as follows:

(in thousands)	Current Warrant and Derivative Liabilities	Warrant Liabilities	Total
Beginning balance	$—	$—	$—
Initial recognition from discount on debt	14,240	2,519	16,759
Initial recognition from deferred debt commitment costs	42,247	—	42,247
Initial recognition from loss on extinguishment of debt	15,002	1,857	16,859
Change in fair value of warrant and derivative liabilities	(2,971)	1,255	(1,716)

Ending balance	$68,518	$5,631	$74,149

Inducement Warrants

In connection with the issuance of the Senior Secured Notes due 2026, the Company issued warrants to the note holders to purchase 0.34744% of the Company’s common stock for $0.01 per share or to receive a cash payment of approximately $7 million if the warrants are not exercised prior to maturity or repayment of the Senior Secured Notes due 2026 (the “Inducement Warrants”). The Inducement Warrants were recognized at a fair value of $4.4 million in the consolidated balance sheets, of which $2.5 million were recognized as discount on debt from the issuance of the Senior Secured Notes due 2026 and $1.9 million were recognized as a component of loss on extinguishment of debt in connection with the extinguishment of the Convertible Notes due 2028. The issuance costs related to the Inducement warrants were not material.

In connection with the Merger Agreement, holders of the Inducement Warrants were entitled to receive an additional 0.18708% of the Company’s common stock immediately prior to the Tailwind Two Merger in exchange for waiving their cash redemption rights. As part of the Tailwind Two Merger, all of the Inducement Warrants were net settled into 25,190 thousand shares of the Company’s common stock prior to the exchange into New Terran Orbital common stock.

Francisco Partners Warrants and Derivatives

As part of the Francisco Partners Facility, the Company issued warrants to Francisco Partners to purchase 1.5% of the fully diluted shares of the Company’s common stock for $0.01 per share, exercisable within 30 days following the termination of the Merger Agreement (the “FP Pre-Combination Warrants”). The FP Pre-Combination Warrants were recognized at a fair value of $2.5 million in the consolidated balance sheets, a portion of which were recognized as a discount on debt from the issuance of the Pre-Combination Notes and the remainder as deferred debt commitment costs in prepaid expenses and other current assets on the consolidated balance sheets. The FP Pre-Combination Warrants terminated unexercised upon consummation of the Tailwind Two Merger pursuant to contractual provisions.

As additional consideration for the Francisco Partners Facility, the Company committed to the issuance of (i) an equity grant package equal to 1.5% of the fully diluted shares of New Terran Orbital’s common stock outstanding as of immediately following the closing of the Tailwind Two Merger, plus an additional 1.0 million shares of New Terran Orbital common stock (the “FP Combination Equity”), and (ii) warrants to purchase 5.0% of New Terran Orbital’s common stock on a fully diluted basis as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25 million on the third anniversary of the closing of the Tailwind Two Merger (the “FP Combination Warrants”). The FP Combination Equity and the FP Combination Warrants were contingently issuable upon closing of the Tailwind Two Merger. The FP Combination Equity and the FP Combination Warrants were recognized at a fair value of $25 million and $29 million, respectively, in accrued expenses and other current liabilities on the consolidated balance sheets, a portion of which were recognized as a discount on debt from the issuance of the Pre-Combination Notes and the remainder as deferred debt commitment costs in prepaid expenses and other current assets on the consolidated balance sheets.

The issuance costs related to the FP Pre-Combination Warrants, FP Combination Equity, and FP Combination Warrants totaled $429 thousand and were expensed as a component of other (income) expense in the consolidated statements of operations and comprehensive loss and included as operating cash flows in the consolidated statements of cash flows.

As consideration for the amendment to the FP Note Purchase Agreement on March 25, 2022, Francisco Partners received an additional 1.9 million shares of New Terran Orbital’s common stock, of which 425,000 shares were provided by sponsor shares of Tailwind Two.

In connection with the Tailwind Two Merger, approximately 5.2 million shares of New Terran Orbital common stock were issued related to the FP Combination Equity, inclusive of the incremental 1.9 million shares from the March 25, 2022 amendment, and 8.3 million warrants were issued related to the FP Combination Warrants.

Pre-Combination and Combination Warrants and Derivatives

Upon funding of the Pre-Combination Notes, and in connection with the amendment to the Senior Secured Notes due 2026 note purchase agreement, the Company issued warrants to each of Lockheed Martin and Beach Point to purchase

0.25% of the fully diluted shares of the Company’s common stock for $0.01 per share on the same valuation and terms and conditions as the FP Pre-Combination Warrants (the “Pre-Combination Warrants”). The Pre-Combination Warrants were recognized at a fair value of $827 thousand in the consolidated balance sheets and as a component of loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss. The Pre-Combination Warrants terminated unexercised upon consummation of the Tailwind Two Merger pursuant to contractual provisions.

In connection to the Merger Agreement and the Rollover Debt, the Company committed to each of Lockheed Martin and Beach Point the issuance of (i) an equity grant package equal to 0.25% of the fully diluted shares of New Terran Orbital’s common stock outstanding as of immediately following the closing of the Tailwind Two Merger (the “Combination Equity”), and (ii) warrants to purchase 0.83333% of New Terran Orbital’s common stock on a fully diluted basis as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share with a term of 5 years (the “Combination Warrants”). The Combination Equity and the Combination Warrants were contingently issuable upon closing of the Tailwind Two Merger. The Combination Equity and the Combination Warrants were recognized at fair values of $6.0 million and $8.1 million, respectively, in accrued expenses and other current liabilities on the consolidated balance sheets and as a component of loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss.

The issuance costs related to the Pre-Combination Warrants, Combination Warrants, and Combination equity were not material.

As consideration for the amendment to the Senior Secured Notes due 2026 note purchase agreement on March 25, 2022, Beach Point received an additional 2.4 million shares of New Terran Orbital’s common stock, of which 100,000 shares were provided by sponsor shares of Tailwind Two.

In connection with the Tailwind Two Merger, approximately 3.2 million shares of New Terran Orbital common stock were issued related to the Combination Equity, inclusive of the incremental 2.4 million shares to Beach Point from the March 25, 2022 amendment, and 2.8 million warrants were issued related to the Combination Warrants.

Equity-classified Warrants

Detachable Warrants

In connection with the extinguishment of the Convertible Notes due 2028, the Company issued detachable warrants to the note holders to purchase 943,612 shares of common stock at an average exercise price of $39.06 and an expiration date of July 23, 2028 (the “Detachable Warrants”). The Detachable Warrants were recognized at a fair value of $68.4 million in additional paid-in capital in the consolidated balance sheets and as a component of loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss. The issuance costs related to the Detachable Warrants totaled $2.3 million and were recognized in additional paid-in capital in the consolidated balance sheets and as financing cash flows in the consolidated statements of cash flows.

As part of the Tailwind Two Merger, all of the Detachable Warrants were net settled into 809,992 shares of the Company’s common stock prior to the exchange into New Terran Orbital common stock.

The Company estimated the fair value of the Detachable Warrants using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model considers the estimated fair value of the Company’s common stock as well as the expected term of the instrument of 7.4 years, the expected volatility of 103%, the expected dividend yield of zero and the risk-free interest rate of 1.15%. In the absence of a public market for the Company’s common stock, the valuation of the Company’s common stock has been determined using an option pricing model. Refer to Note 7 “Fair Value of Financial Instruments” for further discussion regarding the valuation of the Company’s common stock using an option pricing model.

Note 7 Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation, as follows:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The carrying amounts of cash and equivalents, accounts receivable, contract assets, contract liabilities, and accounts payable approximate fair values due to the short-term maturities of these financial instruments. Additionally, the carrying amount of the PPP Loan approximated fair value due to the short-term maturity and nominal interest rate.

Warrant and Derivative Liabilities

The fair values of the Company’s warrant and derivative liabilities are largely based on the fair value of the Company’s common stock. In the absence of a public market for the Company’s common stock, the valuation of the Company’s common stock has been determined using an option pricing model, which is used to allocate the total enterprise value of the Company to the different classes of equity as of the valuation date. The significant assumptions used in the option pricing model include: (i) total enterprise value of the Company based on the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method; (ii) liquidation preferences, conversion values, and participation thresholds of different equity classes; (iii) probability-weighted time to a liquidity event; (iv) expected volatility based upon the historical and implied volatility of common stock for the Company’s selected peers; (v) expected dividend yield of zero as the Company does not have a history or plan of declaring dividends on its common stock; (vi) risk-free interest rate based on U.S. treasury bonds with a zero-coupon rate, (vii) implied valuation, timing, and probability of the Tailwind Two Merger; and (viii) a discount for the lack of marketability of the Company’s common stock. The resulting fair values represent a Level 3 fair value measurement. If the Company becomes a publicly traded entity, these estimates will no longer be necessary to determine the fair value of the Company’s common stock as there will be a public market for the underlying shares.

The fair value of the Inducement Warrants was derived using a lattice model with the following significant inputs and assumptions as of the valuation date: (i) the estimated value of the Company’s common stock using the option pricing model described above, (ii) the exercise price, (iii) the risk-free interest rate, (iv) the dividend yield, (v) the remaining contractual term, (vi) the estimated volatility, (vii) the estimated counterparty credit spread based on an estimated credit rating of CCC and below, (viii) the implied valuation, timing, and probability of closing the Tailwind Two Merger, and (ix) a discount for the lack of marketability of the Company’s common stock. The resulting fair values represent Level 3 fair value measurements.

The fair values of the Pre-Combination Warrants and FP Pre-Combination Warrants were derived using the option pricing model as described above. Accordingly, the fair values represent a Level 3 fair value measurements.

Contingently Issuable Warrants and Equity

The Company’s contingently issuable warrants and equity represent derivatives issued and outstanding for accounting purposes but are contingently issuable upon closing of the Tailwind Two Merger.

The fair values of the Combination Warrants and FP Combination Warrants were derived using the Black-Scholes option pricing model and a lattice model, respectively, with the following significant inputs and assumptions as of the valuation date: (i) the price per share of Tailwind Two’s common stock, (ii) the exercise price, (iii) the risk-free interest rate, (iv) the dividend yield, (v) the contractual term, (vi) the estimated volatility, (vii) the probability of closing the Tailwind Two Merger, and (viii) the estimated redemption rate of Tailwind Two’s public shareholders. In addition, as a result of the FP Combination Warrants put feature, the valuation also considers counterparty credit spread based on an estimated credit rating of CCC and below. The resulting fair values represent Level 3 fair value measurements.

The fair values of the Combination Equity and FP Combination Equity were derived using the following significant inputs and assumptions as of the valuation date: (i) the price per share of Tailwind Two’s common stock, (ii) the probability of closing the Tailwind Two Merger, and (iii) the estimated redemption rate of Tailwind Two’s public shareholders. The resulting fair values represent a Level 3 fair value measurement.

The assumptions underlying the above valuations represented the Company’s best estimate, which involved inherent uncertainties and the application of the Company’s judgment. If the Company had used different assumptions or estimates, the fair values above could have been materially different.

Long-term Debt

The following table presents the total net carrying amount and estimated fair value of the Company’s long-term debt instruments, excluding finance leases and the PPP Loan, as of the periods presented:

	December 31, 2021		December 31, 2020
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$115,095	$124,221	$34,446	$106,679

As of December 31, 2021, the fair value of the Company’s long-term debt was related to the Pre-Combination Notes and the Senior Secured Notes due 2026. For each instrument, the fair value was determined using a lattice model with the following significant inputs and assumptions: (i) time to maturity, (ii) coupon rate, (iii) discount rate based on an estimated credit rating of CCC and below, (iv) risk-free interest rate, (v) contractual features such as prepayment options, call premiums and default provisions, and (vi) probability of a liquidity event. The resulting fair values represent Level 3 fair value measurements.

As of December 31, 2020, the fair value of the Company’s long-term debt was related to the Convertible Notes due 2028. Due to the conversion feature of the Convertible Notes due 2028, the estimated fair value of the Convertible Notes due 2028 was determined using a lattice model with consideration of the value of the Company’s common stock as described above. The fair value of the Convertible Notes due 2028 represents a level 3 fair value measurement.

Note 8 Mezzanine Equity and Shareholders’ Deficit

Common Stock

In October 2021, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 5,000,000 to 5,500,000 in connection with the Tailwind Two Merger. The company’s shares of common stock have a par value of $0.0001 per share and entitle shareholders to one vote for each share.

Redeemable Convertible Preferred Stock

As of December 31, 2021 and 2020, the Company was authorized to issue 744,130 shares of convertible preferred stock with a par value of $0.0001 per share (the “Series A Preferred Stock”), of which 396,870 shares were issued and outstanding. The Series A Preferred Stock was issued in July 2017 at an original issue price per share of $20.1578 (the “Original Issue Price”), which resulted in gross proceeds of $8 million. The Company concluded there is an instance within scope of ASC 480, Distinguishing Liabilities from Equity, in which it will be required to redeem the Series A Preferred Stock for cash or other assets that is outside of its control. Accordingly, the Series A Preferred Stock is presented as mezzanine equity outside of shareholders’ deficit in the Company’s consolidated balance sheets.

As part of the Tailwind Two Merger, all of the Series A Preferred Stock was net settled into 396,870 shares of the Company’s common stock prior to the exchange into New Terran Orbital common stock.

Prior to the Tailwind Two Merger and from the date of issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of 8.00% on the Original Issue Price were to be paid on each share of Series A Preferred Stock if and when declared by the Board of Directors. The Series A Preferred Stock had a preference right, but not a participation right, in that the Company could not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) in any year unless the holders of the Series A Preferred Stock then outstanding first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to 8.00% of the Original Issue Price per share of Series A Preferred Stock. The foregoing dividend was not cumulative. There were no dividends declared during 2021 or 2020.

Each share of Series A Preferred Stock was convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of common stock as was determined by dividing the Original Issue Price by the conversion price in effect at the time of conversion. The conversion price was subject to adjustment based on customary anti-dilution adjustments. As of December 31, 2021 and 2020, the conversion price was equal to the Original Issue Price.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, the holders of shares of Series A Preferred Stock then outstanding were be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment was to be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price together with dividends declared but unpaid thereon (the “Series A Preferred Stock Liquidation Preference”). After the payment of the preferential Series A Preferred Stock Liquidation Preference, the remaining assets of the Company would be distributed to holders of common stock.

Beginning on June 26, 2022, and so long as there were no Convertible Notes due 2028 outstanding, the majority holders of the Series A Preferred Stock had the right to cause the Company to redeem all shares of Series A Preferred Stock out of funds lawfully available therefor by delivering written notice to the Company. Redemption would have occurred over three annual installments commencing not more than 60 days after receipt of such notice at a redemption price that approximates the Series A Preferred Stock Liquidation Preference.

In connection with the issuance of the Senior Secured Notes due 2026, the Company amended and restated its Certificate of Incorporation to, among other things, amend the mandatory redemption and conversion provisions of the Series A Preferred Stock. The mandatory redemption provision was amended to provide that the right of the holders of Series A Preferred Stock to redemption would not be exercisable so long as any of the Senior Secured Notes due

2026 were outstanding. The mandatory conversion provision was amended to provide that in addition to the existing conversion events, a business combination with a special purpose acquisition company or similar entity whose shares are registered and publicly listed on a principal exchange and that (i) generates at least $200 million in cash proceeds to the Company and (ii) with a price per share of at least three times the Original Issue Price would have triggered automatic conversion of the Series A Preferred Stock.

Each holder of outstanding shares of Series A Preferred Stock had voting rights equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the date such vote would take place. For voting on all matters presented to shareholders, the votes of holders of Series A Preferred Stock were counted together with those of holders of common stock as a single class. The prior consent of the holders of Series A Preferred Stock voting as a single class was required with respect to a number of enumerated protective provisions relating to material actions or transactions involving the Company. So long as any shares of Series A Preferred Stock were outstanding, the holders thereof voting as a separate class were entitled to elect two directors of the Company; provided that Astrolink International, LLC (“Astrolink”) had the right to designate one of these two directors so long as it holds any shares of Series A Preferred Stock.

Non-controlling Interest

Terran Orbital Corporation owned 65,000 shares of PredaSAR’s common stock, representing 100% of the issued and outstanding shares of common stock of PredaSAR. On November 1, 2019, the board of directors of PredaSAR authorized the issuance of 25,000 shares of preferred stock with a par value of $0.01 per share and designated as the Series Seed Preferred Stock (the “Series Seed Preferred Stock”), which represented a 27.8% equity interest in PredaSAR on an “as converted” basis. The Company concluded there were no circumstances within scope of ASC 480, Distinguishing Liabilities from Equity, in which it would be required to redeem the Series Seed Preferred Stock for cash or other assets that were outside of its control. Accordingly, the Series Seed Preferred Stock was presented as a non-controlling interest within shareholders’ deficit in the Company’s consolidated balance sheets.

During 2019, PredaSAR issued 9,810 shares of Series Seed Preferred Stock to outside investors at $1,000 per share (the “Series Seed Original Issue Price”), raising gross proceeds of $9.8 million. During 2020, PredaSAR issued an additional 15,190 shares of Series Seed Preferred Stock to outside investors at the Series Seed Original Issue Price, raising gross proceed of $15.2 million, bringing total proceeds raised from Series Seed Preferred Stock issuances to $25 million. In connection with these issuances, PredaSAR incurred $0.5 million and $0.7 million of issuance costs in 2019 and 2020, respectively. The capital was raised to fund PredaSAR’s satellite constellation development plans and for other general corporate purposes. As of December 31, 2020, 25,000 shares of Series Seed Preferred Stock were issued and outstanding.

On February 26, 2021, the Company entered into an agreement with non-controlling interest holders of Series Seed Preferred Stock to exchange all 25,000 shares of Series Seed Preferred Stock for shares of the Company’s common stock (the “PredaSAR Merger”). Each holder of the Series Seed Preferred Stock received 15.523 shares of the Company’s common stock for each share of Series Seed Preferred Stock, resulting in the issuance of 388,064 shares of the Company’s common stock. Fractional shares were settled in cash and were not material.

The PredaSAR Merger resulted in PredaSAR becoming a wholly-owned subsidiary of Terran Orbital Corporation. Accordingly, non-controlling interest was reclassified to additional paid-in capital in the consolidated balance sheets. The issuance costs related to the PredaSAR Merger totaled $432 thousand and were recognized in additional paid-in capital in the consolidated balance sheet and as financing cash flows in the consolidated statements of cash flows.

Prior to the PredaSAR Merger and from the date of issuance of any shares of Series Seed Preferred Stock, dividends at the rate per annum of 8.00% on the Series Seed Original Issue Price were to be paid on each share of Series Seed Preferred Stock if and when declared by the board of directors of PredaSAR. The Series Seed Preferred Stock had a preference right, but not a participation right, in that PredaSAR could not declare, pay or set aside any dividends on shares of any other class or series of capital stock of PredaSAR (other than dividends on shares of its common stock payable in shares of its common stock) in any year unless the holders of the Series Seed Preferred Stock then outstanding first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to 8.00% of the Series Seed Original Issue Price per share of Series Seed Preferred Stock. The foregoing dividend was not cumulative. There were no dividends declared by PredaSAR during 2021 or 2020.

Each share of Series Seed Preferred Stock was convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of common stock of PredaSAR as was determined by dividing the Series Seed Original Issue Price by the conversion price in effect at the time of conversion. The conversion price was subject to adjustment based on customary anti-dilution adjustments. As of December 31, 2020, the conversion price was equal to the Series Seed Original Issue Price.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of PredaSAR or deemed liquidation event, the holders of shares of Series Seed Preferred Stock then outstanding were be entitled to be paid out of the assets of PredaSAR available for distribution to its shareholders before any payment was made to the holders of its common stock by reason of their ownership thereof, an amount per share equal to the Series Seed Original Issue Price together with dividends declared but unpaid thereon (the “Series Seed Preferred Stock Liquidation Preference”). After the payment of the preferential Series Seed Liquidation Preference, the remaining assets of PredaSAR would be distributed to holders of PredaSAR common stock.

Each holder of outstanding shares of Series Seed Preferred Stock had voting rights equal to the number of whole shares of common stock into which the shares of Series Seed Preferred Stock held by such holder were convertible as of the date such vote would take place. For voting on all matters presented to shareholders, the holders of Series Seed Preferred Stock votes were counted together with the holders of PredaSAR’s common stock as a single class. The prior consent of the holders of Series Seed Preferred Stock voting as a single class was required with respect to a number of enumerated protective provisions relating to material actions or transactions involving PredaSAR. So long as any shares of Series Seed Preferred Stock were outstanding, the holders thereof voting as a separate class were entitled to elect one of the five directors of PredaSAR.

Note 9 Share-Based Compensation

The Company grants share-based compensation awards to employees and directors under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (the “2014 Plan”). Prior to the PredaSAR Merger, the Company also granted share-based compensation awards under the PredaSAR Corporation 2020 Equity Incentive Plan (the “PredaSAR Plan”). In connection with the Tailwind Two Merger, the 2014 Plan and related share-based compensation awards were cancelled and exchanged with a new share-based compensation plan and related share-based compensation awards of New Terran Orbital.

Share-based compensation expense for service-based awards is recognized on a straight-line basis over the requisite service period. For awards that include a performance condition, share-based compensation expense is recognized only if it is probable that the performance condition will be met. Share-based compensation expense is included in cost of sales and selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss. Additionally, certain costs related to share-based compensation awards granted to manufacturing employees are capitalized to inventory. The Company accounts for forfeitures as they occur.

All share-based compensation awards are classified as equity awards and are settled through the issuance of authorized but previously unissued shares of common stock.

Share-based compensation, inclusive of amounts included in inventory, for the periods presented was as follows:

	Years ended December 31,
(in thousands)	2021	2020
Stock options	$416	$580
Restricted stock units	225	—
Restricted stock awards	—	540
PredaSAR options	37	110

Share-based compensation	$678	$1,230

There was no income tax benefit associated with the Company’s share-based compensation during 2021 and 2020 as a result of a full valuation allowance on the Company’s deferred tax assets.

The measurement of the Company’s share-based compensation awards is based on the grant-date fair value of the Company’s common stock. In the absence of a public market for the Company’s common stock, the valuation of the Company’s common stock has been determined using an option pricing model. Refer to Note 7 “Fair Value of Financial Instruments” for further discussion regarding the valuation of the Company’s common stock using an option pricing model.

2014 Plan

During June 2017, the Company adopted the 2014 Plan as the successor plan to the Tyvak Nano-Satellite Systems, Inc. 2014 Equity Incentive Plan (the “Predecessor Plan”). The 2014 Plan authorizes the issuance of no more than 744,130 shares of Terran Orbital Corporation common stock by the exercise or vesting of granted awards, which are generally stock options, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”). Following the implementation of the 2014 Plan, no additional awards were to be granted under the Predecessor Plan. During January 2022, the 2014 Plan was amended to authorize the issuance of no more than 941,355 shares of Terran Orbital Corporation common stock.

Stock Options

Stock options granted under the 2014 Plan are primarily service-based awards that vest over a two- or four-year period from the date of grant, have an exercise price based on the estimated fair value of the Company’s common stock on the date of grant, and have a contractual term of up to ten years from the date of grant.

There were no stock options granted under the 2014 Plan during 2021. The grant-date fair values of stock options granted under the 2014 Plan during 2020 were determined using the Black-Scholes option-pricing model with the following assumptions:

	Years ended December 31,
	2020
	Range
	Low	High
Expected term (in years)	6.25	6.25
Expected volatility	110%	120%
Expected dividend yield	0%	0%
Risk-free interest rate	0.46%	0.56%

The expected term was calculated using the simplified method as the Company did not have sufficient historical exercise data to provide a reasonable basis to estimate future exercise patterns. The expected volatility was based upon the historical and implied volatility of common stock for the Company’s selected peers. The dividend yield was determined to be zero as the Company does not have a history or plan of declaring dividends on its common stock. The risk-free interest rate was based on U.S. treasury bonds with a zero-coupon rate.

The weighted-average grant-date fair value of stock options granted during 2020 was $51.49.

The following table summarizes activity related to stock options during 2021:

	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2020	115,791	$24.59	$5,763	6.25
Granted	—	—
Exercised	(21,716)	10.90
Forfeited	(17,119)	32.16

Outstanding as of December 31, 2021	76,956	$26.76	$12,797	5.39

Exercisable as of December 31, 2021	58,445	$23.16	$9,929	4.62

The intrinsic value of stock options exercised was $1.9 million and $1.8 million during 2021 and 2020, respectively.

As of December 31, 2021, unrecognized compensation cost related to stock options was $648 thousand, which is expected to be recognized over a weighted-average period of 2.4 years.

Restricted Stock Units

RSUs granted under the 2014 Plan vest pursuant to a service condition over a two- or four-year period and a performance condition that requires a liquidity event to occur within seven years. The fair value of RSUs is based on the fair value of the Company’s common stock on the date of grant.

The following table summarizes activity related to RSUs during 2021:

	Number of RSUs	Weighted- Average Grant-Date Fair Value
Unvested as of December 31, 2020	—	$—
Granted	568,414	83.60
Vested	—	—
Forfeited	(31,788)	89.26

Unvested as of December 31, 2021	536,626	$83.27

The Company has not recognized any share-based compensation expense associated with the RSUs granted during 2021, except as described below, as the performance condition was not probable of being met until a liquidity event occurs. Upon closing of the Tailwind Two Merger, the Company will record a cumulative catch-up in order to begin recognition of share-based compensation expense associated with the RSUs as the performance condition will be met.

As of December 31, 2021, unrecognized compensation cost related to RSUs was $43.6 million, which is expected to be recognized over a weighted-average period of 1.1 years.

During the first quarter of 2022, the Company granted approximately 233 thousand RSUs under the 2014 Plan. The majority of these RSUs will generally vest on the latest occur of: (i) the first anniversary of the consummation of the Tailwind Two Merger, (ii) the trading price of New Terran Orbital’s common stock equaling or exceeding $11.00 or $13.00, as applicable, for any 20 trading days within any consecutive 30-trading day period and (iii) such other performance vesting conditions.

Restricted Stock Awards

There were no unvested RSAs as of December 31, 2021 as all RSAs had fully vested as of December 31, 2020. There were no RSAs granted during 2021 and 2020. The fair value of RSAs that vested during 2020 was $535 thousand.

PredaSAR Plan

During May 2020, the Company adopted the PredaSAR Plan, which authorized the issuance of up to 9,000 shares of PredaSAR Corporation common stock by the exercise or vesting of granted awards, which were all stock options.

Stock options granted under the PredaSAR Plan were primarily service-based awards that vested over a five-year period from the date of grant, had an exercise price of $1,000 per share, and a contractual term of ten years from the date of grant.

The Company did not grant options under the PredaSAR Plan during 2021. The grant-date fair values of stock options granted under the PredaSAR Plan during 2020 were determined using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2020
	Range
	Low	High
Expected term (in years)	6.25	6.25
Expected volatility	110%	110%
Expected dividend yield	0%	0%
Risk-free interest rate	0.43%	0.65%

The expected term was calculated using the simplified method as the Company did not have sufficient historical exercise data to provide a reasonable basis to estimate future exercise patterns. The expected volatility was based upon the historical and implied volatility of common stock for the Company’s selected peers. The dividend yield was determined to be zero as the Company does not have a history or plan of declaring dividends on its common stock. The risk-free interest rate was based on U.S. treasury bonds with a zero-coupon rate.

The weighted-average grant-date fair value of stock options granted during 2020 was $577.00.

In connection with the PredaSAR Merger, the PredaSAR Plan was terminated. The stock options granted under the PredaSAR Plan were modified by cancellation and replacement with RSUs granted under the 2014 Plan. The modification resulted in the issuance of 29,835 RSUs with a weighted-average grant date fair value of $79.99 that vest pursuant to a service condition over a four-year period and a performance condition that requires a liquidity event to occur within seven years. Prior to termination of the PredaSAR Plan, the Company accounted for the cumulative compensation cost of share-based awards granted under the PredaSAR Plan as a component of additional paid-in capital. Upon exercise of a stock option, an adjustment to non-controlling interest and additional paid-in capital was recorded.

The incremental share-based compensation to be recognized over the service period of the RSUs as a result of the modification totaled approximately $445 thousand and was based on the incremental fair value of the RSUs granted compared to the fair value of the stock options immediately prior to cancellation. The Company has not recognized any incremental share-based compensation expense associated with the RSUs during 2021 as the performance condition was not considered to be probable of being met until a liquidity event occurs. However, the Company has continued to recognize share-based compensation expense related to the original grant date fair value of the cancelled stock options as the stock options were probable of vesting pursuant to their original terms. Upon closing of the Tailwind Two Merger, the Company will record a cumulative catch-up in order to begin recognition of share-based compensation expense associated with the incremental fair value of the modification as the performance condition will be met.

The fair value of the stock options immediately prior to cancellation was estimated using the Black-Scholes option pricing model using the following assumptions:

	Range
	Low	High
Expected term (in years)	5.50	6.01
Expected volatility	105%	105%
Expected dividend yield	0%	0%
Risk-free interest rate	0.95%	0.95%

The expected term was calculated using the simplified method as the Company did not have sufficient historical exercise data to provide a reasonable basis to estimate future exercise patterns. The expected volatility was based upon the historical and implied volatility of common stock for the Company’s selected peers. The dividend yield was determined to be zero as the Company does not have a history or plan of declaring dividends on its common stock. The risk-free interest rate was based on U.S. treasury bonds with a zero-coupon rate.

The following table summarizes activity related to stock options granted under the PredaSAR Plan during 2021:

	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2020	1,967	$988.64	$—	9.50
Granted	—	—
Exercised	—	—
Forfeited	(45)	917.25
Cancelled and replaced	(1,922)	990.31

Outstanding as of December 31, 2021	—	$—	$—	—

Exercisable as of December 31, 2021	—	$—	$—	—

Following the PredaSAR Merger, share-based compensation expense and unrecognized compensation cost, inclusive of the incremental fair value due to modification, is included in information regarding RSUs granted under the 2014 Plan.

Note 10 Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

Diluted net loss per share gives effect to all securities having a dilutive effect on net loss, weighted-average shares outstanding of common stock or both. The effect from potential dilutive securities includes (i) incremental shares of common stock calculated using the if-converted method for the Convertible Notes due 2028 and the Series A Preferred Stock, (ii) incremental shares of common stock calculated using the treasury stock method for warrants and share-based compensation awards granted under the 2014 Plan, (iii) incremental shares and potential shares of common stock that are contingently issuable upon closing of the Tailwind Two Merger, and (iv) adjustments to net loss as a result of changes in the non-controlling interest in PredaSAR due to the conversion of the Series Seed Preferred Stock or the exercise of stock options granted under the PredaSAR Plan. None of the potential dilutive securities meet the definition of a participating security.

For purposes of the diluted net loss per share computation, all potentially dilutive securities were excluded because their effect would be anti-dilutive or because of unsatisfied contingent issuance conditions. As a result, basic net loss per share was equal to diluted net loss per share for each period presented.

The table below represents the anti-dilutive securities that could potentially be dilutive in the future for the periods presented:

	December 31,
(in shares of common stock)	2021	2020
Convertible Notes due 2028	—	940,160
Series A Preferred Stock	396,870	396,870
Series Seed Preferred Stock	—	25,000
Stock options	76,956	115,791
Restricted stock units	536,626	—
PredaSAR stock options	—	1,967
Warrants	1,060,023	—

The contingently issuable equity and warrants upon closing of the Tailwind Two Merger are excluded from the table above as the number of underlying shares of common stock to be issued is dependent on the capital structure of New Terran Orbital.

The computations of basic and diluted net loss per share for the periods presented were as follows:

	Years Ended December 31,
(in thousands, except per share and share amounts)	2021	2020
Numerator:
Net loss	$(138,982)	$(10,455)
Denominator:
Weighted-average shares outstanding - basic and diluted	2,780,993	2,403,755
Net loss per share - basic and diluted	$(49.98)	$(4.35)

Note 11 Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of operations in the period the new laws are enacted. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets to the estimated realization amount.

The Company recognizes positions taken or expected to be taken in a tax return in the consolidated financial statements when it is more-likely-than-not (i.e., a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company records liabilities for positions that have been taken but do not meet the more-likely-than-not recognition threshold. The Company includes interest and penalties associated with unrecognized tax benefits as income tax expense and as a component of the recorded balance of unrecognized tax benefits, which are reflected in other liabilities or net of related tax loss carryforwards in the consolidated balance sheets. The Company did not have any unrecognized tax benefits as of December 31, 2021 and 2020.

The CARES Act was signed into law in March 2020 and includes several significant business income tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOLs”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under Internal Revenue Code (“IRC”) Section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act of 2017. In connection with the CARES Act, the Company benefited from the five-year carryback rule which allowed the Company to carryback a portion of its NOLs to the 2015 and 2016 tax years. The other provisions of the CARES Act did not have a material impact on the Company.

Significant components of loss before income taxes for the periods presented were as follows:

	Years Ended December 31,
(in thousands)	2021	2020
United States	$(140,563)	$(10,727)
Foreign	1,619	88

Loss before income taxes	$(138,944)	$(10,639)

Significant components of provision for (benefit from) income taxes for the periods presented were as follows:

	Years Ended December 31,
(in thousands)	2021	2020
Current:
Federal	$(5)	$(186)
State	2	2
Foreign	41	—

Current income tax expense (benefit)	38	(184)

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Deferred income tax benefit	—	—

Provision for (benefit from) income taxes	$38	$(184)

The reconciliation between the provision for (benefit from) income taxes and the amount computed at the statutory U.S. federal income tax rate for the periods presented was as follows:

	Years Ended December 31,
(in thousands)	2021	2020
Income taxes computed at the U.S. federal statutory rate	$(29,178)	$(2,234)
State and local income taxes, net of federal benefit	(2,960)	(616)
Permanent differences	18,417	83
Change in valuation allowance	14,548	3,055
Federal refunds	(5)	(186)
Other, net	(784)	(286)

Provision for (benefit from) income taxes	$38	$(184)

The components of the Company’s net deferred tax assets for the periods presented were as follows:

	December 31,
(in thousands)	2021	2020
Deferred tax assets:
Share-based compensation	$670	$552
Property, plant and equipment	95	52
Disallowed interest	2,194	715
Legal accrual	224	230
Reserve for anticipated losses on contracts	224	540
Net operating losses	25,109	13,695
Accrued liabilities	2,011	226

Total deferred tax assets	30,527	16,010

Valuation allowance	(30,046)	(15,498)

Deferred tax assets, net of valuation allowance	$481	$512

Deferred tax liabilities:
Deferred financing costs	$—	$(512)
Warrants and derivatives	(481)	—
Total deferred tax liabilities	(481)	(512)

Net deferred tax assets	$—	$—

The valuation allowance for deferred tax assets relates to the uncertainty of the utilization of U.S. federal, state and foreign deferred tax assets. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, which include its past operating results, the existence of cumulative losses in the most recent years, and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions related to the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage its underlying businesses. The Company believes that it is more-likely-than-not that it will not generate sufficient future taxable income to realize its deferred tax assets. Accordingly, the Company has recorded a full valuation allowance as of December 31, 2021 and 2020.

The change in the valuation allowance for deferred tax assets for the periods presented was as follows:

	Years Ended December 31,
(in thousands)	2021	2020
Beginning balance	$(15,498)	$(12,443)
Change in valuation allowance	(14,548)	(3,055)

Ending balance	$(30,046)	$(15,498)

As of December 31, 2021 and 2020, the Company had federal NOL carryforwards of $91 million and $47 million, respectively. Federal NOL carryforwards generated during 2017 totaled $1 million and will expire in 2037. The remainder of the Company’s federal NOL carryforwards were generated beginning in 2018 and can be carried forward indefinitely and used to offset up to 80% of future taxable income for future tax years. As a result of the CARES Act, federal NOL carryforwards generated during 2018, 2019 and 2020 can be carried back five years and offset 100% of taxable income. Accordingly, the Company carried back certain federal NOL carryforwards to the 2015 and 2016 tax years and recognized a benefit of approximately $186 thousand during 2020.

IRC Section 382 generally limits NOL and tax credit carryforwards following an ownership change, which occurs when one or more five percent shareholder increases its ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholder at any time during the “testing period” (generally three years). Accordingly, the Company’s ability to utilize remaining NOL and tax credit carryforwards may be significantly restricted upon a change in ownership.

As of December 31, 2021 and 2020, the Company had state NOL carryforwards of $76 million and $48 million, respectively. The state NOL carryforwards begin to expire in 2038.

As of December 31, 2021 and 2020, the Company’s foreign NOL carryforwards were not material. The foreign NOL carryforwards can be carried forward indefinitely and used to offset up to 80% of future taxable income for future tax years.

The Company files income tax returns for U.S. federal and various state jurisdictions and in Italy for its foreign subsidiary. The income tax returns are subject to audit by the taxing authorities. These audits may culminate in proposed assessments which may ultimately result in a change to the estimated income taxes. The following is a summary of open tax years by jurisdiction:

Jurisdiction	Years Open to Audit
Federal	2018 - 2020
State	2017 - 2020
Italy	2016 - 2020

Note 12 Commitments and Contingencies

Operating Leases

The Company has entered into various non-cancelable operating leases for various office, manufacturing, and warehouse facilities.

The Company’s future minimum lease payments under non-cancelable leases as of December 31, 2021 were as follows:

(in thousands)	Operating Leases	Finance Leases
2022	$3,484	$21
2023	4,865	21
2024	4,970	11
2025	4,928	8
2026	4,896	7
Thereafter	5,167	—

Subtotal	28,310	68

Less interest on finance leases	—	15

Total	$28,310	$53

Operating lease expense totaled $1 million and $868 thousand during 2021 and 2020, respectively.

In January 2022, the Company amended an existing operating lease to add additional manufacturing space and to increase the lease term from December 2021 to December 2026, resulting in incremental future minimum lease payments of approximately $1.1 million.

In February 2022, the Company amended an existing operating lease to increase the lease term from September 2027 to November 2032, resulting in incremental future minimum lease payments of approximately $5.4 million, and to add additional manufacturing space with a lease term of December 2022 to November 2032, resulting in incremental future minimum lease payments of approximately $17.1 million.

In March 2022, the Company signed a new operating lease for office space with a lease term from April 2022 to June 2027, resulting in incremental future minimum lease payments of approximately $2 million.

Litigation and Other Legal Matters

From time to time, the Company is subject to claims and lawsuits in the ordinary course of business, such as contractual disputes and employment matters. The Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. The Company records accruals for losses that are probable and reasonably estimable. These accruals are based on a variety of factors such as judgment, probability of loss, and opinions of internal and external legal counsel. Legal costs in connection with claims and lawsuits in the ordinary course of business are expensed as incurred.

Customer Contractual Dispute

In January 2019, the Company entered into a contract (and other related agreements) with a customer to provide mission support and launch support services. During 2021, a contractual dispute arose between the Company and the customer. During 2022, the Company entered into a confidential settlement agreement with the customer and agreed to a payment to the customer of approximately $800 thousand. As of December 31, 2021, the Company had accrued $800 thousand for the settlement.

Engagement Agreement Matter

In September 2016, the Company entered into an engagement agreement (the “Engagement”) with an investment banker (the “Advisor”) for investment banking advisory and placement agent services for a financing transaction. A contractual dispute arose between the parties regarding the Advisor’s performance, fees and expenses. Prior to the contractual dispute, the Company terminated the Engagement, and subsequently closed on the Convertible Notes due 2028, without, in its view, the services of the Advisor. In November 2018, the Advisor initiated arbitration with the American Arbitration Association (the “AAA”) in New York. In August 2019, the AAA arbitration panel issued an award that equated to approximately $2.3 million (the “Award”) against the Company for breach of the Engagement. The award represented the placement fee that would have been paid upon closing of the Convertible Notes due 2028 and the Advisor’s legal fees. In October 2019, the Advisor filed a complaint with the California Federal District Court (“District Court”) to confirm the Award. Thereafter, the Company filed a Motion to vacate the Award. In early January 2020, the District Court granted the Advisor’s petition to confirm the Award, which the Company appealed to the U.S. Court of Appeals for the 9th Circuit (the “Ninth Circuit”). On March 9, 2021, the Ninth Circuit affirmed the District Court’s ruling. The Company recorded $2 million of the Award as deferred financing costs as of December 31, 2018. The remainder of the Award was recorded as a legal expense in selling, general and administrative expenses. The Award was paid in full during 2020.

Service Agreement Matter

In April 2017, the Company entered into a services agreement (“Service Agreement”) with an aerospace company that designs and delivers hardware that moves on spacecraft (the “Aerospace Design Company”). The Aerospace Design Company agreed to design and manufacture antennas and feeds for a satellite in connection with a Company project. A contractual dispute arose regarding the Aerospace Design Company’s performance, termination of the Services Agreement, and payment of various invoices. The Services Agreement contained a provision for final and binding arbitration. Pursuant to the arbitration provision, in November 2018, the Aerospace Design Company filed a demand for arbitration against the Company, raising claims for breach of contract and seeking monetary damages for non-payment of an early termination fee and outstanding invoices. On August 26, 2019, the Aerospace Design Company filed an amended demand, and the case appeared before an arbitrator on January 29 through January 31, 2020, in Los Angeles, California. The parties concurrently filed post-hearing briefs on September 22, 2020 and reply briefs on October 6, 2020. On November 25, 2020, the arbitrator awarded a final award of $0.5 million in favor of the Aerospace Design Company. The final award reflected payments due as a result of the early termination fee and payments due under various unpaid invoices. The Company did not appeal the arbitration award. As of December 31, 2020, the Company had accrued $0.5 million for the settlement. The settlement was paid in full during 2021.

Note 13 Related Party Transactions

Lockheed Martin Corporation

Strategic Cooperation Agreement

On June 26, 2017, the Company entered into the Strategic Cooperation Agreement with Lockheed Martin pursuant to which the parties agreed to (i) collaborate on the development, production and sale of satellites for use in U.S. Government spacecraft and spacecraft procurements and (ii) establish a cooperation framework to enable the parties to enter into projects, research and development agreements and other collaborative business arrangements and “teaming activities.” In connection with the issuance of the Senior Secured Notes due 2026, the Company and Lockheed Martin amended and restated the Strategic Cooperation Agreement to, among other things, extend the term to March 8, 2026. In connection with the Merger Agreement, the Strategic Cooperation Agreement was further amended and restated to extend the term to October 28, 2030 and was subsequently extended for an additional twelve months in March 2022 pursuant to existing contractual terms.

Revenue and Receivables

The Company recognized revenue from Lockheed Martin of $20.6 million and $5.4 million during 2021 and 2020, respectively. In addition, the Company had accounts receivables due from Lockheed Martin of $530 thousand and $369 thousand as of December 31, 2021 and 2020, respectively.

As of December 31, 2021, programs associated with Lockheed Martin represented approximately 56% of the Company’s remaining performance obligations.

Debt and Equity Holdings

Lockheed Martin, directly and through its wholly-owned subsidiary Astrolink, is a holder of debt and equity instruments in the Company.

As of December 31, 2021, Lockheed Martin’s principal and accrued interest associated with the Senior Secured Notes due 2026 was $58.1 million. As of December 31, 2020, Lockheed Martin’s principal and accrued interest associated with the Convertible Notes due 2028 was $3.3 million.

As of December 31, 2021 and 2020, Lockheed Martin held 347,261 shares of Series A Preferred Stock, representing a Series A Preferred Stock Liquidation Preference of $7 million.

As of December 31, 2021, Lockheed Martin held (i) 10,571 Inducement Warrants with a fair value of $3.5 million, (ii) 12,398 Pre-Combination Warrants with a fair value of $424 thousand, and (iii) 103,055 Detachable Warrants. In addition, Lockheed Martin’s portion of the Combination Warrants and Combination Equity was approximately $3.8 million and $2.9 million, respectively.

During 2021, the Company issued 10,000 RSUs to Lockheed Martin, through Astrolink, as a Lockheed Martin employee served as a member of the Company’s board of directors.

GeoOptics, Inc.

The Company owns a non-controlling equity interest in GeoOptics, Inc. (“GeoOptics”), a privately held company engaged in the acquisition and sale of Earth observation data and a purchaser of products and services from the Company. Additionally, one of the Company’s executive officers serves as a member of the GeoOptics board of directors. As of December 31, 2021 and 2020, the Company’s $1.7 million investment in GeoOptics represented an approximately 2.3% ownership interest and was fully impaired.

The Company recognized revenue from GeoOptics of $1.6 million and $0.7 million during 2021 and 2020, respectively. In addition, the Company had accounts receivables due from GeoOptics of $470 thousand and $75 thousand as of December 31, 2021 and 2020, respectively.

As of December 31, 2021, programs associated with GeoOptics represented approximately 9% of the Company’s remaining performance obligations.

Transactions with Chairman and CEO

During 2021, the Company executed a new lease for office space in a building beneficially owned by the Company’s Chairman and CEO. The lease term commenced on April 1, 2021 and will expire on March 31, 2026. The Company has a one-time right to extend the lease term for a period of five additional years. The minimum lease payments under the lease is approximately $1.2 million.

During 2020, Satellite Solutions Group, LLC, an entity owned by the Company’s Chairman and CEO, provided professional services in connection with the issuance of the Series Seed Preferred Stock for a fee of $700 thousand. The fee was recorded against the gross proceeds received from the issuance of the Series Seed Preferred Stock.

During 2021 and 2020, the Company’s Chairman and CEO was paid $125 thousand and $417 thousand, respectively, for consulting services.

PIPE Investment

The PIPE Investment funded as part of the Tailwind Two Merger primarily comprised of existing debt and equity holders of the Company. An affiliate of Daniel Staton, a director and shareholder of the Company, represented $30 million of the PIPE Investment (the “Staton PIPE Investment”). The subscription agreement for the Staton PIPE Investment contains a provision that obligates New Terran Orbital to pay an affiliate of Daniel Staton a quarterly fee of $1.875 million for sixteen quarters beginning at the end of the quarter in which the Tailwind Two Merger is consummated; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or common stock at the discretion of New Terran Orbital.

In addition, the Company entered into commercial agreements to purchase $20 million of goods and services over three years from two affiliates of a PIPE investor. These commercial agreements became effective upon the closing of the Tailwind Two Merger.

Note 14 Segment Information

The Company’s Chief Executive Officer is its chief operating decision maker (the “CODM”). The Company reports segment information based on how the CODM evaluates performance and makes decisions about how to allocate resources. Accordingly, the Company has two operating and reportable segments: Satellite Solutions and Earth Observation Solutions.

The reportable segments are defined as follows:

•	Satellite Solutions

The Satellite Solutions segment is a vertically integrated satellite provider with modern facilities and a global ground station network that delivers end-to-end satellite solutions, including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits to governmental agencies and commercial businesses.

•	Earth Observation Solutions

Through the Satellite Solutions segment, the Earth Observation Solutions segment has commenced developing satellites and intends to continue to develop, build, launch and operate a constellation of Earth observation satellites that will feature Synthetic Aperture Radar (“SAR”) and electro-optical capabilities to provide Earth observation data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. In addition, the Earth Observation Solutions segment plans to provide secondary payload solutions and onboard data processing capabilities on its satellite constellation, including sensors, optical links or other mission solutions. The Earth observation satellite constellation of 96 satellites is planned to be completed and in-orbit by 2026. The scope and timing of the satellite constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources. The Earth Observation Solutions segment is still in its developmental stage and does not yet generate any material revenue.

The CODM uses income (loss) from operations by segment as the segment profitability measure in order to evaluate segment performance. Income (loss) from operations by segment excludes share-based compensation expense and corporate and other costs included within the Company’s consolidated income (loss) from operations.

The CODM does not review the Company’s assets by segment; therefore, such information is not presented.

The following table presents revenue by segment and a reconciliation to consolidated revenue for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
Satellite Solutions	$40,736	$24,860
Earth Observation Solutions	170	19

Revenue	$40,906	$24,879

The following table presents loss from operations by segment for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
Satellite Solutions	$(3,326)	$(2,128)
Earth Observation Solutions	(4,274)	(2,703)

Loss from operations by segment	$(7,600)	$(4,831)

During 2021, depreciation and amortization expense included in loss from operations by segment totaled $2.7 million and $368 thousand for Satellite Solutions and Earth Observation Solutions, respectively. During 2020, depreciation and amortization expense included in loss from operations by segment totaled $2.9 million and related entirely to Satellite Solutions.

The following table presents a reconciliation of loss from operations by segment to consolidated loss from operations and net loss for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
Loss from operations by segment	$(7,600)	$(4,831)
Corporate and other	(28,431)	(3,394)
Share-based compensation expense	(678)	(1,194)

Loss from operations	(36,709)	(9,419)
Interest expense, net	7,965	1,216
Loss on extinguishment of debt	96,024	—
Change in fair value of warrant and derivative liabilities	(1,716)	—
Other (income) expense	(38)	4

Loss before income taxes	(138,944)	(10,639)
Provision for (benefit from) income taxes	38	(184)

Net loss	$(138,982)	$(10,455)

The following table presents revenue by geography and a reconciliation to consolidated revenue for the periods presented:

	Years Ended December 31,
(in thousands)	2021	2020
United States	$32,960	$21,215
Europe	7,946	3,664

Revenue	$40,906	$24,879

The following table presents property, plant and equipment, net by geography and a reconciliation to consolidated property, plant and equipment, net for the periods presented:

	December 31,
(in thousands)	2021	2020
United States	$34,840	$18,956
Europe	690	565

Property, plant and equipment, net	$35,530	$19,521

Note 15 Subsequent Events

The Company evaluated subsequent events through March 31, 2022, the date at which the consolidated financial statements were available to be issued. Relevant subsequent events are disclosed in the preceding notes to the consolidated financial statements.